EXHIBIT 99.2

Contacts:	W. Dan Puckett	Carol Marsh
	Chief Executive Officer	Chief Financial Officer
	(205) 870-1939	(205) 870-1939
CAPITALSOUTH BANCORP STOCKHOLDERS APPROVE MONTICELLO MERGER
BIRMINGHAM, Ala. (September 12, 2007) – CapitalSouth Bancorp (NASDAQ-GM: CAPB) today announced that its stockholders, voting at the special meeting convened today, have approved the merger and the issuance of shares of CapitalSouth Bancorp common stock in connection with the Agreement and Plan of Merger by and between CapitalSouth Bancorp and Monticello Bancshares, Inc. Monticello shareholders approved the merger yesterday. The Company expects to complete the merger on September 14, 2007, subject to customary closing conditions.
     Under the terms of the merger agreement, Monticello shareholders will receive 1,047,619 shares of CapitalSouth common stock, $14 million in cash and $8 million in debt in exchange for all of Monticello’s outstanding common stock. The combination is expected to be accretive to CapitalSouth’s earnings in 2008, following the completion of systems integration.
     Commenting on the announcement, W. Dan Puckett, CapitalSouth Bancorp’s Chairman and Chief Executive Officer, said, “We are pleased to have received stockholder approval of this strategic merger, which will expand our footprint in the attractive Jacksonville market by immediately adding two banking offices there. When this transaction is completed later this week, we expect that it will increase our company’s total assets to over $760 million.”
     CapitalSouth Bancorp is a bank holding company operating eight full service banking offices and one loan production office through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville, and Montgomery, Alabama, and Jacksonville, Florida, as well as a loan production office in Atlanta, Georgia. CapitalSouth targets small to medium-sized businesses in the markets it serves. CapitalSouth Bank also operates “Banco Hispano,” providing financial services to the growing Latino community. CapitalSouth offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through full-service offices as well as the loan production office. CapitalSouth also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.
     This press release contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995, which are based on CapitalSouth’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.
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